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                                                                       EXHIBIT 6

                               CONSENT OF TRUSTEE

      Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issue by Sequoia Mortgage Trust 6, we hereby consent that reports of examination by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange commission upon request therefor.

April 16, 2002

            Bankers Trust Company of California, N.A.
            By: /s/ Barbara Campbell
            Barbara Campbell
            Associate